Exhibit 15.2
[Jingtian & Gongcheng Letterhead]

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Telephone: (86-10) 5809-1000 Facsimile: (86-10) 5809-1100
Country Style Cooking Restaurant Chain Co., Ltd. (the “Company”)
18-1 Guojishangwu Center
178 Zhonghua Road
Yuzhong District, Chongqing
People’s Republic of China
April 20, 2011
Dear Sirs,
Re: Filing of Form 20-F of the Company
We refer to the Form 20-F of the Company dated April 20, 2011 to be filed with U.S. Securities and Exchange Commission (“SEC”).
We hereby give our consent, and confirm that we have not withdrawn our consent, to the filing of the Form 20-F with SEC and all references to our name and our opinion in the form and context in which they appear in the Form 20-F.
Yours faithfully,
For and on behalf of
Jingtian & Gongcheng
/s/ Yang ZHAO

Name: Yang ZHAO
Position: Partner